UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2011

SUFFOLK BANCORP

(Exact name of registrant as specified in its charter)

New York	000-13580	11-2708279
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4 West Second Street, Riverhead, New York		11901
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (631) 208-2400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of President, Chief Executive Officer, and Director; Appointment of Succeeding President, Chief Executive Officer and Director.

On December 30, 2011, Suffolk Bancorp (the “Company”) announced changes to its executive management team in connection with the appointment of Howard Bluver as the Company’s President and Chief Executive Officer, the details of which are further described below. Mr. Bluver was also appointed to the Board of Directors of the Company (the “Board”), effective as of December 30, 2011.

The Company announced that J. Gordon Huszagh would be stepping down from his position as President and Chief Executive Officer of the Company and of Suffolk County National Bank (“SCNB”) and as a member of both the Board and the Board of Directors of SCNB, in each case effective December 30, 2011. In connection with his departure, Mr. Huszagh entered into a separation agreement with SCNB that, in exchange for a release of claims against the Company and its affiliates, provided for Mr. Huszagh to receive a severance payment pursuant to the terms of the Suffolk County National Bank Severance Policy equal to one weeks’ pay per full and partial year of service ($190,102). Mr. Huszagh may continue to provide services to the Company after stepping down from his current positions, but the terms of any arrangement to provide continuing services have not yet been finalized.

In connection with his appointment as President and Chief Executive Officer, Mr. Bluver entered into an employment letter that provides for the following compensation and benefits: (1) an annual base salary of $360,000, (2) an initial bonus of $200,000, subject to Mr. Bluver’s continued employment through March 31, 2012, (3) a grant of stock options to acquire 50,000 shares of Company common stock with a per share exercise price equal to the closing price of a share of Suffolk Bancorp common stock on the date of grant, vesting in three equal annual installments on each of the third, fourth and fifth anniversaries of the grant date subject to his continued employment (subject to accelerate vesting upon certain terminations of employment and a change of control of the Company), and (4) an annual long-term incentive award opportunity as determined by the Compensation Committee of the Board. Stock options with respect to 20,000 shares of Company common stock were granted pursuant to the Company’s 2009 Stock Incentive Compensation Plan and stock options with respect to 30,000 shares of Company common stock were granted pursuant to the “employee inducement” award exception under NASDAQ rules.

In addition to the employment letter, Mr. Bluver entered into a Change of Control Employment Agreement that is substantially similar to the form of Change of Control Employment Agreements entered into with other executive officers of the Company. Mr. Bluver’s Change of Control Employment Agreement provides for a minimum level of compensation and benefits during the three-year period immediately following a “change of control” of the Company and provides for severance equal to three times the sum of his base salary and target annual bonus, as well as three years of continued medical and dental benefits in the event that Mr. Bluver’s employment is terminated without “cause” or he resigns with “good reason” during the three-year period immediately following a change of control. The Change of Control Employment Agreement also provides for a reduction of compensation and benefits to Mr. Bluver in the event that such reduction would avoid excise taxes under Sections 280G and 4999 of the Internal Revenue Code and result in a better after-tax outcome for Mr. Bluver.

The foregoing summaries are qualified in their entirety by reference to the Letter Agreement with Mr. Bluver, a copy of which is attached hereto as Exhibit 10.1, the form of Option Award Agreement, a copy of which is attached hereto as Exhibit 10.2, the Change of Control Employment Agreement with Mr. Bluver, a copy of which is attached hereto as Exhibit 10.3 and the Separation Agreement with Mr. Huszagh, a copy of which is attached hereto as Exhibit 10.4, each of which is incorporated herein by reference.

Attached as Exhibit 99.1 is the Company’s press release titled, “SUFFOLK BANCORP APPOINTS HOWARD C. BLUVER AS PRESIDENT, CHIEF EXECUTIVE OFFICER, AND DIRECTOR,” dated January 3, 2012.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Letter Agreement

10.2	Option Award Agreement

10.3	Change of Control Employment Agreement

10.4	Separation Agreement

99.1	Press release titled, “SUFFOLK BANCORP APPOINTS HOWARD C. BLUVER AS PRESIDENT, CHIEF EXECUTIVE OFFICER, AND DIRECTOR,” dated January 3, 2012

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUFFOLK BANCORP

Dated: January 3, 2012	By:	/s/ Douglas Ian Shaw
Senior Vice President & Corporate Secretary